Exhibit 99.1

Mace Security International, Inc. Makes Final Payment to Former CEO, Obtains Short-Term Financing and Plans Rights Offering

HORSHAM, Pa.--(BUSINESS WIRE)--January 6, 2011--Mace Security International, Inc. ("Mace” or the “Company”) (OTCQB:MACE) announced that its final payment was made to its former CEO under a Settlement Agreement and that the Company has secured new short-term financing. In addition, Mace disclosed that it is planning a rights offering for the first half of 2011 to finance its growth in the security industry.

Mace has now paid all amounts owed to former CEO Louis D. Paolino, Jr., under the Settlement Agreement that Mr. Paolino and the Company had entered into on October 26, 2010 (the "Settlement Agreement"). The second payment of $2,310,000 owed Mr. Paolino under the Settlement Agreement was paid on December 29, 2010. As previously disclosed, the Company paid Mr. Paolino the first payment of $2,300,000 on November 1, 2010. With Mace’s final payment under the Settlement Agreement, all legal actions between Mr. Paolino and the Company have been dismissed with prejudice and mutual releases between the Company and Mr. Paolino became effective. As disclosed in the Company’s filings under the Securities Exchange Act of 1934, as amended, an arbitration panel of the American Arbitration Association awarded Mr. Paolino the sum of $4,148,912 as damages and made a supplemental award of $738,835.02 for legal fees in connection with various claims filed by Mr. Paolino related to the Company’s termination of Mr. Paolino as the Company’s Chief Executive Officer on May 20, 2008 (the “Arbitration Awards”). The Settlement Agreement resolved the Arbitration Awards granted Mr. Paolino.

As previously disclosed, the Company has been selling its non-core assets, including its remaining car wash facilities, its Texas warehouse and its Digital Media Marketing business to generate funding for the payments which were due under the Settlement Agreement, and to fund growth of the Company’s security segment. The Company was successful in selling an Arlington, Texas car wash and its Digital Media Marketing business in the fourth quarter of 2010, generating net proceeds of approximately $1.23 million. Two of four remaining car wash facilities are under agreements of sale. Upon closing under the two car wash agreements, the Company expects to generate approximately $2.3 million, net of related mortgage loans.

The Company entered into a Promissory Term Note (the “Note”) with Merlin Partners, LP (“Merlin”) for $1.35 million to facilitate the final payment to Mr. Paolino and provide working capital for ongoing operations. The Company expects to pay Merlin from the proceeds generated by the sale of the two car washes which are under agreements of sale. Merlin is a fund managed by Ancora Advisors, a subsidiary of the Ancora Group. Richard Barone, a Company director, is Chairman of the Ancora Group. The Note is payable $675,000 upon the closing of each of the two car washes that are under agreements of sale. The Note, which bears interest at a rate of 12% per annum, has a maturity date of March 28, 2011 and is secured by junior liens on the two car washes and a security interest in the trade name “Mace”. As part of the consideration for the financing, Merlin was also granted a Common Stock Purchase Warrant (the “Warrant”) to purchase up to 314,715 shares of the Company’s common stock at an exercise price of $0.20 per share, expiring December 28, 2015. The Warrant contains anti-dilution provisions providing that Merlin will receive additional warrants exercisable into 2% of any common stock of the Company issued by the Company through December 28, 2011. The exercise price of the Warrant will be adjusted lower to equal the stock issuance price of any stock issued through December 28, 2011 at a price below $0.20.

On December 23, 2010, the Board of Directors of the Company approved a plan to prepare a rights offering to purchase shares of the Company’s Common Stock (the “Rights Offering”). The basic terms of the Rights Offering being prepared will provide to each Mace shareholder the right to purchase three shares of common stock for each Mace share of common stock owned as of the record date at an exercise price to be established by the Company. The record date and exercise price will be determined and set by the Board of Directors at a later date near the date of the mailing of the prospectus for the Rights Offering to the shareholders. All new shares issued under the Rights Offering will be registered under the Securities Act of 1933, as amended. The Board reserves the right to cancel or modify the terms of the Rights Offering before its completion. The Rights Offering is expected to be made to shareholders in the first half of 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Dennis Raefield, Mace’s CEO and President stated, “We are happy to put the Paolino arbitration matter behind us and to have the opportunity to raise additional capital for our future growth. Mace begins 2011 as a company focused only on the physical security market and we believe the management team can now better work on revenue growth and improving our profitability.”

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions, projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager
925-478-4524
sdin@mace.com